UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 4, 2013

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 440, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 252-9300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2013, Verastem, Inc. (the “Company”) appointed Robert Forrester as its Chief Executive Officer, effective July 1, 2013, and in connection with such appointment, the Board of Directors of the Company (the “Board”) unanimously voted to increase the size of the Board to 9 members and to elect Mr. Forrester as a director of the Company.  Mr. Forrester will continue to serve as President of the Company.  In connection with his election as a director, Mr. Forrester and the Company will enter into a letter agreement which provides that, upon the Board’s request, Mr. Forrester will resign from the Board if he is no longer serving as the Company’s Chief Executive Officer.

Mr. Forrester, 49, has served as the Company’s President since January 2013 and as its Chief Operating Officer since March 2011. Prior to joining the Company, Mr. Forrester served as Chief Operating Officer of Forma Therapeutics, Inc. from 2010 until 2011. Previously he served as Interim President and Chief Executive Officer of CombinatoRx, Inc., now Zalicus Inc., from 2009 until 2010 and as its Executive Vice President and Chief Financial Officer from 2004 to 2009.  Mr. Forrester served as Senior Vice President, Finance and Corporate Development at Coley Pharmaceuticals Group, Inc. from 2000 to 2003.  Mr. Forrester served as a member of the Board of Directors of Myrexis Pharmaceuticals from 2009 until 2013.

In connection with Mr. Forrester’s appointment as Chief Executive Officer, the Board appointed Christoph Westphal, M.D., Ph.D., who previously served as the Company’s Chief Executive Officer, as its Executive Chairman, effective July 1, 2013.

A copy of the press release announcing these changes is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Date: June 6, 2013	By:	/s/ John B. Green
John B. Green
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Verastem, Inc. on June 6, 2013